EXHIBIT 99.1

QR ENERGY, LP

UNAUDITED PRO FORMA FINANCIAL STATEMENT OF OPERATIONS

Introduction

The following unaudited pro forma statement of operations of QR Energy, LP (“QR Energy” or the “Partnership”) for the six months ended June 30, 2012 reflect the unaudited historical results of QR Energy on a pro forma basis to give effect to: (i) the acquisition on April 20, 2012 by QRE Operating, LLC (“OLLC”), a wholly owned subsidiary of QR Energy, of predominantly low decline, long life oil properties, primarily located in the Ark-La-Tex area, from Prize Petroleum, LLC and Prize Pipeline, LLC (collectively, “Prize”) for $225 million in cash after customary purchase price adjustments (the “Prize Acquisition”), and (ii) the issuance by the Partnership of 8,827,263 common units (including 2,625,000 common units pursuant to the exercise in full of the over-allotment option by the underwriters) to the public for $19.18 per unit on April 17, 2012 resulting in approximately $162 million in net proceeds (the “April 2012 Offering”).  In connection with the April 2012 Offering, affiliated common unitholders sold 11,297,737 common units they held to the public. The Partnership did not receive any proceeds from the sale of the common units sold by the affiliated common unitholders.

Pro Forma Statement of Operations

The unaudited pro forma statement of operations of QR Energy is based on the unaudited historical consolidated statement of operations of QR Energy for the six months ended June 30, 2012 and the unaudited statement of revenue and direct operating expenses attributable to the Prize Properties for the period from January 1, 2012 to April 19, 2012. Effective April 20, 2012, the results of operations of the acquired Prize assets are included in the Partnership’s historical statement of operations of the six months ended June 30, 2012. The unaudited pro forma statement of operations has been adjusted to give effect to the Prize Acquisition and the April 2012 Offering as if they had occurred on January 1, 2011.  Given the Prize Acquisition and the April 2012 Offering were completed during the six months ended June 30, 2012, each such transaction is fully reflected in the historical balance sheet of QR Energy as of June 30, 2012, as included in QR Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012; consequently, no pro forma balance sheet has been included herein.

The unaudited pro forma statement of operations has been prepared on the basis that QR Energy is a partnership for federal income tax purposes. Accordingly, no recognition has been given to federal and state income tax in the accompanying unaudited pro forma statement of operations. The unaudited pro forma statement of operations should be read in conjunction with the notes accompanying the unaudited pro forma statement of operations and QR Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and QR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011.

The pro forma adjustments to the unaudited historical financial statement are based upon currently available information and certain estimates and assumptions. The actual effect of the Prize Acquisition and the April 2012 Offering discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the Prize Acquisition and April 2012 Offering as currently contemplated and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the Prize Acquisition and the April 2012 Offering, and reflect those items expected to have a continuing impact on QR Energy.

QR ENERGY, LP
PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2012
(In thousands, except per unit amounts)
	QR Energy, LP	Prize Properties		Pro Forma		QR Energy, LP
	Historical	Historical		Adjustments		Pro Forma
Revenues:
Oil and natural gas sales	$127,163	$12,116	(a)	$-		$139,279
Processing and other	833	-		-		833
Total revenues	127,996	12,116		-		140,112
Operating Expenses:
Production expenses	48,767	4,401	(a)	-		53,168
Depreciation, depletion and amortization	40,130	-		1,946	(b)	42,076
Accretion of asset retirement obligations	1,730	-		60	(c)	1,790
General and administrative	17,113	-		208	(d)	17,321
Acquisition and transaction costs	1,008	-		-		1,008
Total operating expenses	108,748	4,401		2,214		115,363
Operating income	19,248	7,715		(2,214)		24,749
Other (expense) income :
Realized gains on commodity derivative contracts	22,293	-		-		22,293
Unrealized losses on commodity derivative contracts	67,913	-		-		67,913
Interest expense, net	(16,865)	-		(401)	(e)	(17,266)
Total other expense, net	73,341	-		(401)		72,940
Income before income taxes	92,589	7,715		(2,615)		97,689
Income tax benefit, net	(699)	-		-		(699)
Net income	$91,890	$7,715		$(2,615)		$96,990
Net income per limited partner unit:
Common units (basic)	$1.92					$2.05
Common units (diluted)	$1.60					$1.69
Subordinated units (basic)	$1.76					$1.88
Subordinated units (diluted)	$1.50					$1.62
Weighted average number of limited partner units outstanding:
Common units (basic)	32,486					32,486
Common units (diluted)	49,153					49,153
Subordinated units (basic)	7,146					7,146
Subordinated units (diluted)	7,146					7,146

See accompanying notes to the unaudited pro forma condensed financial statement.

Notes to the Unaudited Pro Forma Statement of Operations

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

1.  Basis of Presentation

The following unaudited pro forma statement of operations of QR Energy, LP (“QR Energy” or the “Partnership”) for the six months ended June 30, 2012 reflect the unaudited historical results of QR Energy on a pro forma basis to give effect to: (i) the acquisition on April 20, 2012 by QRE Operating, LLC (“OLLC”), a wholly owned subsidiary of QR Energy, of predominantly low decline, long life oil properties, primarily located in the Ark-La-Tex area, from Prize Petroleum, LLC and Prize Pipeline, LLC  (collectively, “Prize”) for approximately $225  million in cash after customary purchase price adjustments (the “Prize Acquisition”), and (ii) the issuance by the Partnership of 8,827,263 common units (including 2,625,000 common units pursuant to the exercise in full of the over-allotment option by the underwriters) to the public for $19.18 per unit on April 17, 2012 resulting in approximately $162 million in net proceeds (the “April 2012 Offering”).  In connection with the April 2012 Offering, affiliated common unitholders sold 11,297,737 common units they held to the public. The Partnership did not receive any proceeds from the sale of the common units sold by the affiliated common unitholders.

The unaudited pro forma statement of operations of QR Energy is based on the unaudited historical consolidated statement of operations of QR Energy for the six months ended June 30, 2012 and the unaudited statement of revenue and direct operating expenses attributable to the Prize Properties for the period from January 1, 2012 to April 19, 2012.  Effective April 20, 2012, the results of operations of the acquired Prize assets are included in the Partnership’s historical statement of operations for the six months ended June 30, 2012. The unaudited pro forma statement of operations has been adjusted to give effect to the Prize Acquisition and the April 2012 Offering as if they had occurred on January 1, 2011.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined statement of operations. Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition occurred on January 1, 2011. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in the future periods. The accompanying  unaudited pro forma combined statement of operations of the Partnership should be read in conjunction with QR Energy’s Quarterly Report on Form 10-Q for the six months ended June 30, 2012 and QR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011.

2.  Pro Forma Adjustments and Assumptions

(a) Reflects revenue and direct operating expenses related to the oil and gas properties acquired pursuant to the Prize Acquisition which were derived from Prize’s historical financial records for six months ended June 30, 2012, for the portion of such period prior to the close of the Prize Acquisition.

 (b) Reflects incremental depletion expense related to the oil and gas properties acquired pursuant to the Prize Acquisition using the full cost method of accounting and corresponding asset retirement obligations as if the Prize Acquisition had occurred on January 1, 2011, calculated using the Partnership’s historical depletion costs per Boe, for the portion of such period prior to the close of the Prize Acquisition.

(c) Reflects incremental accretion of the asset retirement obligations acquired pursuant to the Prize Acquisition as if the Prize Acquisition had occurred on January 1, 2011, for the portion of such period prior to the close of the Prize Acquisition.

(d) Reflects incremental G&A expense associated with the oil and gas properties acquired pursuant to the Prize Acquisition, for the portion of such period prior to the close of the Prize Acquisition. The adjustment results from an incremental allocation of general and administrative expenses from an affiliated company that provides services to the Partnership pursuant to a services agreement and is allocated based on a relative percentage of production of the Partnership and the other entities to whom the affiliate provides similar services.

(e) Reflects interest expense associated with borrowings under the Partnership’s revolving credit facility of approximately $52 million to finance a portion of the Prize Acquisition using an assumed variable interest rate of 2.49% for the six months ended June 30, 2012, for the portion of such period prior to the close of the Prize Acquisition. If the variable interest rate increased or decreased by .125% in the future, the annual pro forma interest expense would increase or decrease by less than $0.1 million.

3.    Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to the limited partner unitholders, after deducting QR Energy’s general partner 0.1% interest in net income, by the weighted average number of limited partner units outstanding for the six months ended June 30, 2012.  QR Energy’s general partner interest in pro forma net income was not adjusted for any changes to the management incentive fee resulting from the Prize Acquisition.

The following sets forth the calculation of pro forma net income per limited partner unit for the six months ended June 30, 2012. The historical calculation has been adjusted to show the effect of the Prize Acquisition and the April 2012 Offering as if they had occurred on January 1, 2011.

Pro Forma
Six Months Ended
June 30, 2012
Pro forma net income	$96,990
Distribution on Class C convertible preferred units	(7,000)
Amortization of preferred unit discount	(7,389)
Pro forma net income available to other unitholders	82,601
Less: general partner's interest in net income	2,461
Limited partners' interest in net income	$80,140
Common unitholders' interest in net income	$66,693
Subordinated unitholders' interest in net income	$13,447
Pro forma net income per limited partner unit:
Common unitholders' (basic)	$2.05
Common unitholders' (diluted)	$1.69
Subordinated unitholders' (basic)	$1.88
Subordinated unitholders' (diluted)	$1.62
Pro forma weighted average number of
limited partner units outstanding(1):
Common unitholders' (basic)	32,486
Common unitholders' (diluted)	49,153
Subordinated unitholders' (basic)	7,146
Subordinated unitholders' (diluted)	7,146

(1)

For the six months ended June 30, 2012, we had weighted average preferred units of 16,666,667 which are contingently convertible. These units have a dilutive effect on earnings per unit and have been included in the earnings per share calculation for the six months ended June 30, 2012.